Exhibit 6(b)(ii)(4)



                 PRODUCTION AND LICENSE AGREEMENT

      THIS AGREEMENT, dated as of November 17, 1989 (the
"Agreement"), is between WOMBAT PRODUCTIONS, a division of CorTech Communications, Inc. ("Producer"), and HOME BOX OFFICE,
INC. ("HBO"). (Capitalized terms used herein shall have the meanings set forth herein.)

      In consideration for the mutual promises herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1.    Program

      (a) Producer shall produce and deliver to HBO four (4) television programs each approximately sixty (60) minutes in length tentatively entitled "CRAZY ABOUT THE MOVIES: BETTE DAVIS", "CRAZY ABOUT THE MOVIES: ROBERT MITCHUM", "CRAZY ABOUT THE MOVIES: AUDREY HEPBURN", and "CRAZY ABOUT THE MOVIES: ANTHONY QUINN" (each a "Program" and collectively, the "Programs"), respectively. Each Program shall profile the life and career of a celebrity subject through clips of films, newsreels, home movies and on-camera interviews; these subjects shall be Bette Davis, Robert Mitchum, Audrey Hepburn and Anthony Quinn. In connection with each Program, Producer shall deliver to HBO for HBO's approval a treatment for such Program, including available clips and talent. If HBO approves such treatment, clips and talent, Producer shall commence production on such Program upon receipt of approvals necessary of the use of such clips and talent. In the event that any subject is not approved by HBO for production, or is not available due to restrictions on clips or talent approvals, Producer shall develop a replacement subject to be approved by HBO.

      (b) In the event that a subject approved by HBO is not available for production due to restrictions on clips or talent approvals and such restrictions are subsequently lifted or waived during the period within which Producer is producing the Programs pursuant to this Agreement and for six month thereafter (the "Option Period"), HBO shall have an exclusive option to engage Producer to produce and deliver a program on such subject (an "Option Program"); such program shall be in a style similar to the Programs and shall be produced on the same terms and conditions as are set forth herein. For two years following the date of expiration of the Option Period, Producer shall not produce, cause or permit the production of, any Option Program or any series based upon the same subject as the Option Program without first negotiating with HBO therefor for a period of no less than sixty (60) days with respect to any such Option Program (each, a "Negotiation Period"). If after the termination of any

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Negotiation  Period no agreement is reached  between HBO and Producer,  Producer shall have the right to enter into negotiations with any third party with respect thereto; provided, that Producer shall not enter into any agreement with any such third party without giving HBO the opportunity to enter into an agreement with Producer therefor on terms and conditions at least as favorable to HBO as those offered to or by Producer to or by any such third party. HBO shall have ten (10) business days, from the date of receipt of written notice from Producer of any such offer (containing the full material details in regard thereto) in which to accept or reject said offer. If HBO fails to accept the same within ten (10) business days, then and only then shall Producer be free to enter into such agreement with said third party. If Producer does not enter into such agreement, the preceding shall apply to any subsequent offer received or made by Producer. HBO's failure to accept any offer shall not constitute a waiver of first refusal with respect to subsequent offers.

      (c) The Programs shall be accurate and truthful and shall be produced in conformity with the professional standards of television journalism. The Programs shall be in a style similar to that of "CRAZY ABOUT THE MOVIES: WILLIAM HOLDEN" and of at least the same quality and have at least the same production standards as domestic network television programming currently being produced, taking into account the budget and format of the Programs.

      (d) (i) Prior to commencing  production of each  Program,  Producer  shall submit in writing, for HBO's sole approval all "above-" and major "below-the-line" elements of such Program, including without limitation, the subject, clips, narrator, celebrities, the executive producer, director, line producer, associate producer, lighting director, director of photography, writer, editor, art director, music coordinator, composer, unit production manager, casting director, any performers, and any substitutes for elements previously approved. HBO hereby approves Gene Feldman as producer and director and Suzette Winter as co-producer.


            (ii) HBO shall have the sole right to approve all stages of the production and post-production of each Program, including without limitation the following: (A) the narrative script of such Program (the "Script"), (B) the detailed budget of such Program, which budget shall not be less than $350,000 (upon final approval by HBO, the "Budget"), (C) the final production and delivery schedule (upon final approval by HBO, the "Schedule", specifying in addition to the dates set forth below, the number of rehearsal days, shooting days, the locations, the delivery dates for rough cuts and fine cuts, the Delivery Date (as hereinafter defined), the format and production and post production techniques of such Program and such other items as are customarily included in a schedule, (D) selected footage, (E) the rough cut, (F) the fine cut and (G) such completed Program. On or before a date to be mutually approved by Producer and HBO (the "Delivery Date"), Producer shall deliver the videotape (as hereinafter defined) of each Program.

Within ten (10) business days of such delivery to HBO of any materials, HBO shall notify Producer whether HBO approves such

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materials.  Producer  shall  make  such  changes  and  edits  as are  reasonably requested by HBO in such materials at Producer's sole expense; provided, however, that if HBO requests any changes in material previously approved by HBO and Producer has made such changes in accordance with such requests, then HBO shall pay all costs and expenses with any such additional change.

      (e) On or before the relevant Delivery Date, Producer shall deliver to such laboratory as HBO shall designate ("Laboratory") one videotape (the "Videotape") meeting the technical standards set forth in the production packet delivered by HBO to Producer and incorporated hereto by reference (the "Production Packet"). HBO is not granted the right to own or exhibit any Videotape. If any Videotape delivered to the Laboratory is not, in HBO's sole judgment, of acceptable technical quality, HBO shall have the right to require Producer to deliver any additional Videotapes to the Laboratory until HBO approves such a Videotape. Timely delivery of the Videotape for each Program meeting the technical standards of the quality set forth in this Agreement is of the essence of this Agreement.

      (f) All costs (including, without limitation, shipping and forwarding charges and insurance) of transporting any Videotape shall be borne by Producer. All costs of transporting and preparing the reproductions of any Videotape shall be borne by HBO.

      (g) (i) Producer shall obtain music performing rights ("Performing Rights") for all musical compositions contained in each Program and controlled by (A) Broadcast Music, Inc. ("BMI") or (B) any entity other than (1) the American Society of Composers, Authors and Publishers ("ASCAP") or (2) SESAC (the "Compositions"). Producer shall deliver to HBO no later than sixty (60) days prior to the Delivery Date of each Program a music cue sheet for such Program setting forth the title of each Composition, its running time, composer and publisher, as well as a fee quote for the Performing Right pertaining thereto. If such fee is deemed reasonable by HBO, Producer shall obtain the Performing Right and HBO shall reimburse Producer for the cost thereof within ten (10) days after receipt of copies of the agreement(s) for such Performing Right(s). If the fee for any Composition is deemed unreasonable by HBO, Producer shall not use such Composition in the Program.

            (ii) With respect to any musical composition contained in a Program and controlled by ASCAP or SESAC (the "Other Compositions"), Producer shall use its best efforts to obtain Performing Right for such musical composition.
Producer shall deliver to HBO no later than sixty (60) days prior to the Delivery Date of each Program a music cue sheet for such Program setting forth with respect to each Other Composition its title, running time, composer, publisher and performing right society, as well as a fee quote for each Performing Right. If the fee for any such Other Composition is deemed reasonable by HBO, HBO shall have the right to require Producer to promptly obtain the Performing Right therefor. HBO shall reimburse Producer for the cost thereof within ten (10) days after receipt of copies of the agreement for such Performing Right. If Producer, after using best efforts, is unable to obtain fee quotes for any of the Other Compositions, Producer shall so notify HBO not later than 30 days prior to the Delivery Date; such notice shall also set forth (A)

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the names of persons or entities contacted by Producer to acquire the Performing
Rights and (B) the reasons for their refusal to negotiate for the acquisition of such Performing Rights ("Memorandum of Best Efforts"). If (A) the fee quote for any of the Other Compositions is deemed unreasonable by HBO or (B) Producer shall have delivered to HBO the Memorandum of Best Efforts, Producer shall have no further obligation with respect to obtaining such Performing Right for such Other Composition, subject to the representations and warranties set forth in Subsection 12(c), below.

      (h) At any time during or after the production of a Program, HBO or its representatives shall have the right to inspect the books and records of Producer relating to a Program or the Programs and Producer shall make such books and records available for inspection by HBO; such right of inspection shall include the right to copy or extract portions of such books and records.

      2.    Distribution and Exhibition

      (a) (i) HBO is hereby granted the irrevocable, sole and exclusive right to cause to or to itself distribute, transmit, display, exhibit, exploit, project, license, simulcast and perform each Program, or any portion thereof (collectively "distribute" or "distribution", as applicable) by any and all means, uses and media now or hereafter known, in any and all languages, without limitation as to the number of exhibitions or Exhibition Days, including without limitation, distribution by means of Non-Standard Television, Standard Television, and for Ancillary Uses throughout the Territory in perpetuity, but excluding Consumer Video Devices and Non-Theatrical Distribution.

            (ii) HBO shall have the right to create or cause the creation of a closed-captioned version of each Program and to cause its distribution simultaneously with the distribution authorized pursuant to Subsection 2(a), hereof.

      (b) HBO may distribute each Program pursuant hereto as HBO may elect in its sole discretion and without obtaining any approvals or consents from Producer or any other person. HBO shall not be required to distribute any Program; HBO shall have discharged fully its obligations hereunder by paying Producer the sums herein provided in accordance herewith.

      (c) Producer shall not, at any time, produce, cause or permit the production of any other program similar in content to any Program for distribution by means of Non-Standard Television, Standard Television or for Ancillary Uses in the Territory.

      (d)   As used throughout this Agreement:

            "Non-Standard Television" shall mean any and all forms of television exhibition, whether now existing or developed in the future, other than exhibitions by means of Standard Television, Consumer Video Devices and Non-Theatrical Distribution. Non-Standard Television shall include, without limitation, exhibition by means of cable, wire or fiber of any

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material,  "over-the-air pay" or STV in any frequency band, any and all forms of regular or occasional scrambled broadcast for taping, master antenna, satellite master antenna, low power television, closed-circuit television, tape, cassette
and  disc  distribution  (excluding  Consumer  Video  Devices),   video  jukebox
distribution, single and multi-channel multi-point distribution service, direct to TVRO satellite transmission, and radio (for purposes of simulcasts only), all on a subscription, pay-per-view, license, rental, sale or any other basis.

            "Standard television" shall mean television distributed by a UHF or VHF television broadcast station, the video and audio portions of which are intelligibly receivable without charge by means of standard home roof-top or television set built-in antennas.

            "TVRO" shall mean a television earth station capable of receiving satellite transmissions.

            "Ancillary Uses" shall mean any and all means of distribution of a Program other than Non-Standard Television, Standard Television, Consumer Video Devices and Non-Theatrical Distribution; Ancillary Uses include, without limitation, film in all gauges, publications and sound recordings.

            "Consumer Video Devices" shall mean distribution and/or exploitation of a Program by any form of video device, now existing or hereinafter devised, including video discs and video cassettes for exhibition by means of a playback device which causes a visual image of the Program on the screen of a television receiver or any comparable device, whether now existing or hereafter developed, located in consumer homes, including, without limitation, distribution for sale or rent, on a retail, subscription, club, mail order or other direct consumer basis.

            "Non-Theatrical Distribution" shall mean distribution of a Program by any means or methods to educational and institutional organizations, airlines for in flight distribution, ships-at-sea, remote corporate locations and U.S. military bases.

            "Exhibition Day" shall mean any 24-hour period during which a Program is exhibited by means of Non-Standard Television one or more times at the location and on the program service in question.

            "First Exhibition" shall mean, with respect to each Program, the earlier of (A) the first exhibition authorized by HBO for such Program by means of Non-Standard Television and (B) six (6) months after the delivery to and acceptance by HBO of the Videotape of such Program.

            "Territory" means the United States and Canada and their respective territories, possessions and commonwealths.

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      3.    Holdbacks and Restrictions

      Producer shall not cause, authorize, license or permit any distribution, promotion, publicity or advertisement of any Program, any portion thereof, or any footage from any Program, in any form, by mean of Non-Standard Television, Standard Television or Ancillary Uses in the Territory, other than by HBO hereunder, at any time. Producer shall not cause, authorize, license or permit any distribution, promotion, publicity or advertisement of the Program, or any portion thereof, in any form:

            (a)   in the Territory, by means of Consumer Video
Devices, until six (6) months after the First Exhibition;

            (b)   outside the Territory, by means of Consumer
Video Devices, until six (6) months after the First Exhibition;
and

            (c) outside the Territory, by means of Non-Standard Television, Standard Television, Non-Theatrical Distribution or Ancillary Uses, until one
(1) day after the First Exhibition.

      4.    Payment

            (a) Subject to and as full compensation for Producer's full performance of all obligations and all rights granted to HBO hereunder, HBO shall pay Producer, the aggregate amount of $275,000 for each Program (the "License Fee"). The License Fee for each Program shall be payable by checks delivered to Producer at the Producer's Address and shall be paid as follows:

                  (i) $50,000 not later than ten (10) days after notice to HBO of the later occurring of (A) the commencement of pre-production and (B) receipt of all necessary approvals for clips and talent;

                  (ii)  $50,000 not later than ten (10) days
after notice to HBO of the commencement of principal photography;

                  (iii) $50,000 not later than ten (10) days after the later occurring of (A) approval by HBO of the selected footage or (B) delivery to and approval by HBO of the certificates of insurance (excluding the E&O Insurance) required pursuant to this Agreement;

                  (iv)  $50,000 not later than ten (10) days
after the delivery to and approval by HBO of the rough cut; and

                  (v) $75,000 not later than ten (10) days after the latest occurring of delivery to HBO and/or to any other entity designated by HBO of (A) the acceptable Videotape and HBO's approval thereof; (B) the Music Cue Sheet;
(C) an executed

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and notarized copy of the Memorandum of Exclusive License in the form of Exhibit
I hereto; and (D) any confirming quotes for any music synchronization licenses, music master recording licenses, Performing Rights licenses (or any Memorandum of Best Efforts) or stock film footage licenses for the Program; (E) a copy of Producer's transmittal to the U.S. Copyright Office requesting registration of the copyright in the Program; (F) the E&O Insurance Certificate; and (G) Producer's compliance with all provisions set forth herein.

            Notwithstanding the foregoing, with respect to the first Program being produced by Producer hereunder ("CRAZY ABOUT THE MOVIES: ANTHONY QUINN)",
(A) Producer acknowledges that the $50,000 installment of License Fee payable pursuant to (i) above has already been delivered to Producer by HBO and (B) in lieu of the installment of License Fee payable pursuant to (iv) above, an installment of $50,000 shall be payable not later than ten (10) days after the execution and delivery of this Agreement by Producer.

            (b) (i) If HBO distributes any Program by means of (A) Non-Standard Television to any program service other than HBO programming service; (B) Standard Television; or (C) for Ancillary Uses, HBO shall pay Producer an amount equal to twenty percent (20%) of the Net Revenues derived from such distribution after HBO has recouped $75,000 from the distribution of each of the Programs, provided that such recoupment may be cross-collateralized over all four (4) Programs. HBO shall not be entitled to any recoupment with respect to a Program which is not distributed pursuant to this Subsection 4(b)(i).

                  (ii) Such aggregate amounts set forth in clause (i) above (collectively, the "Profit Participation") shall be payable by check mailed to Producer at Producer's Address no later than ninety (90) days after the end of each semi-annual calendar period (each, an "Accounting Period") during which HBO receives applicable receipts.

            (c) With respect to the Program to be based on the life and career of Bette Davis or a Program profiling a subject which is a replacement for Bette Davis, Producer acknowledges that HBO has already advanced development fees in the amount of $5,000; such amount shall be credited against the License Fee and shall reduce the first installment of License Fee hereafter payable to Producer in respect of such Program by $5,000. With respect to the Programs to be based on the lives and careers of Robert Mitchum and Audrey Hepburn and any Programs profiling subjects which are replacements for Mitchum or Hepburn, HBO may advance $10,000 (the "Development Fund"). For each such Program, the amount of any advance given to Producer from the Development Fund by HBO shall be credited against the License Fee and shall reduce the first installment of License Fee hereafter payable to Producer in respect of such Program by the amount of the advance,

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provided  that if HBO does not  approve  any such  Program  for  production  and
Producer   subsequently  produces  such  Program  distribution  by  Standard  or
Non-Standard Television, HBO shall be entitled to a refund of the amount advanced or a credit in such amount against amounts payable by HBO to Producer pursuant to this Agreement or pursuant to another project.

      5.    HBO's Subdistribution Rights - Producer's Profit
Participation

            (a)   As used herein:

            "Net Revenues" means all monies received by HBO for the distribution of any Program by means of Non-Standard Television to any program service other than an HBO programming service, Ancillary Uses or Standard Television, after deducting only the following:

                  (i) HBO's distribution fee of thirty-five percent (35%), which fee shall subsume any agency commission, distribution or subdistribution fee paid to any third party or parties pursuant to an agency, distribution or subdistribution agreement.

                  (ii) All direct out-of-pocket costs and expenses in connection with such distribution, including, but not limited to, shipping, dubbing, editing, duplicating, transcribing, handling, translating, advertising, promoting, custom fees or duties.

            (b) If any Program is included with other programs in any package for which a single price is collected, the Net Revenues attributable to such Program shall be computed by multiplying the aggregate amount of Net Revenues received from such package by a fraction, the numerator of which shall be the Program running time and the denominator of which shall be the aggregate running time of all programs in such package.

            (c) Net Revenues shall be computed in U.S. dollars, and if paid to HBO in any other currency shall be converted at the applicable rate of exchange in effect when paid to HBO and shall not accrue hereunder until such payment has been received by HBO in the Domestic Territory. If any jurisdiction requires that taxes on such payments be withheld at the source, Producer's Profit Participation shall be reduced accordingly. If any foreign receipts are frozen or unremittable in the Territory, HBO shall notify Producer promptly thereof. Upon Producer's written request and if permissible pursuant to the laws of such country, HBO shall pay Producer, in such country and in its lawful currency, at Producer's cost and expense, the Profit Participation amount due to Producer hereunder. Subject to the foregoing, if HBO receives payment in a foreign currency, HBO may, at Producer's expense, deposit any affected portion of the Profit Participation in such foreign currency to Producer's account in a foreign country. Any such transfer or deposit (as the case may be) and notice to Producer shall discharge HBO of the Profit Participation obligation attributable to such revenues.

            (d) (i) HBO shall maintain accurate books and records respecting such distribution. HBO shall deliver to Producer no later than ninety (90) days after the end of each Accounting Period a written notice of (x) of the amounts of Net Revenues received during such Accounting Period and the calculation thereof or (y) that no Net Revenues were received during such Accounting Period. Such books and records shall be available at HBO's offices during regular business hours upon

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reasonable notice for inspection by one of the so-called "Big Eight" independent public accounting firms designated by Producer (the "Auditor"), but not by the CPA firm that is Producer's independent CPA firm or has been Producer's independent CPA firm at any time within five (5) years prior to such audit.

                  (iii) Prior to any such examination Producer shall furnish to HBO an executed copy of an agreement signed by Auditor which agreement provides that the audit shall be conducted subject to all the limitations specified in this subsection 5(d), and which agreement binds Auditor to such limitations.

                        (A)   The audit of HBO shall be limited
to books and records relating to the basis for any payment to Producer hereunder and under no circumstances shall the Auditor have the right to examine books and records relating to HBO's business generally or with respect to any programming licensed from other suppliers.

                        (B)   Any information acquired during the
course of any audit shall be and remain confidential and, except as set forth in subsections (E) and (F) below, shall not be disclosed to any third party including Producer; except as otherwise required by law, governmental order or regulation, or by any order of any court of competent jurisdiction, or as specifically provided in this subsection 5(d).

                        (C)   In no event shall Producer exercise
its audit rights hereunder more than once in any calendar year, and in no event shall any audit continue for longer than thirty (30) consecutive days.

                        (D)   If as a result of the audit Auditor
determines  that  any  payment  does  not  require  any  adjustment,   under  no
circumstances shall any information acquired during the course of the audit be disclosed to Producer.

                        (E)   If as a result of the audit the
Auditor discovers any discrepancy in calculation which in Auditor's reasonable judgment should result in payments made in any calendar year which is the subject of such audit being adjusted by less than five percent (5%) of the Net Revenues paid for any such calendar year, then Auditor and HBO shall discuss in good faith the adjusted payments, if any. If as a result of such discussion Auditor and HBO resolve the differences between them, under no circumstances will the Auditor reveal to Producer any information acquired during the course of the audit other than the resolution.

                        (F)   If as a result of the audit the
Auditor discovers any discrepancy in calculations which in the Auditor's reasonable judgment should result in payments made during the calendar year which is the subject of such audit being adjusted by more than five percent (5%) of the Net Revenues paid for any such calendar year and if as a result of such discovery HBO acknowledges that such discrepant calculation(s) were made in good faith and HBO agrees to correct such payment as Auditor requires, then, under no circumstances will Auditor reveal to

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Producer any information  acquired during the course of the audit other than the resolution. If, however, Auditor believes that such discrepant calculation was not made in good faith or HBO does not agree to correct such payment, Auditor may disclose only to the chief financial officer of Producer (who may disclose such information to relevant individuals within his company) only as much information acquired during the course of the audit as is necessary for Producer to pursue its claim for an adjustment with the chief financial officer of HBO. If the chief financial officers of the parties are unable to resolve the dispute, each party shall be free to pursue its remedies at law and otherwise; any information that is not so necessary shall not be disclosed and shall remain confidential.

            (e) In exercising its distribution rights hereunder, HBO shall have the unconditional right to deal with any person, firm, corporation or other entity, including, without limitation, any company or venture related to HBO or its parent company, on such terms as HBO, in its sole judgment, deems fair and reasonable under the circumstances. Any Program may be distributed under any plan and in groups with other programs, whether or not HBO has any ownership interest therein. HBO may distribute programs similar to or competitive with any Program. HBO shall be the sole owner of the Net Revenues, none of which shall be deemed held in trust for Producer, the relationship between Producer and HBO hereunder being one of debtor-creditor.

            (f) HBO shall have the right to have any Program dubbed and/or subtitled in any language HBO deems appropriate for distribution pursuant hereto. If Producer owns or controls any dubbed or subtitled versions of any Program, Producer shall include such dubbed or subtitled version with Producer's delivery of the Videotape of such Program. If HBO dubs or subtitles any Program:

                  (i) HBO shall cause any translator to assign any and all rights in and to the translation to Producer, without charge or fee, and HBO shall be responsible for all payments to such translator respecting HBO's distribution; and

                  (ii) for the applicable territories, HBO shall at HBO's own cost and expense modify any Program to include such additional copyright information and notice as may be required.

      6.    Expenses

            (a)  (i)  Producer  shall  pay  all  costs  and  expenses   required
respecting the production of each Program and all rights and licenses necessary for HBO's distribution of such Program hereunder by means of Non-Standard Television, Standard Television and Ancillary Uses throughout the Territory, including, without limitation, all residuals or reuse fees (and any pension, health and welfare contributions applicable thereto) prescribed by any applicable union or guild collective bargaining agreement (collectively, "Residuals"); all above-the-line and below-the-line personnel engaged or employed in connection with such Program; all underlying rights; music synchronization rights, music performing rights, music master recording rights, still photo, film and videotape footage rights in connection with such distribution and all other material included in such Program; provided, however that HBO shall pay all costs for (x) music synchronization rights commencing five (5) years after the First Exhibition of such Program and (y) any E&O insurance commencing one
(1) year after the First Exhibition of such Program.

                  (ii) Producer shall pay all persons and/or entities providing services in connection with each Program at least the minimum scale compensation prescribed by any union or guild collective bargaining agreement applicable to such Program and also shall make any required contributions to any such union or guild's pension, health and welfare fund.

            (b) If Producer is involved in any dispute with the Director's Guild of America (the "DGA") with respect to DGA Residuals due for distribution of any Program on any HBO programming service, Producer shall promptly notify HBO of such dispute and forward to HBO a copy of any grievance letter or other written demand for payment and shall otherwise keep HBO fully informed of the status of such dispute. HBO shall be entitled, but shall not be obligated, (i) to participate fully in any arbitration or other proceeding relating to such dispute and (ii) to be represented by counsel of HBO's choosing. Nothing contained herein shall be deemed or construed to limit in any way Producer's obligation under Section 13, below, to indemnify HBO fully for all costs and expenses (including all reasonable legal fees and expenses) incurred in connection with any such dispute.

      7.    Copyright

            Producer shall be the sole and exclusive owner of the Programs. Producer shall include after the credits in the Programs a copyright notice, clearly visible for at least three (3) seconds, in the following form: "(c) [year of first exhibition] WOMBAT PRODUCTIONS All Rights Reserved." Producer shall register or cause to be registered the copyright in the Program in the United States Copyright Office, designating the Program and all constituent elements thereof as works made for hire, and shall protect the copyright in the Program throughout the Territory. Producer shall deliver to HBO an executed and notarized Memorandum of Exclusive Rights, substantially in the form annexed hereto as Exhibit I, upon delivery of the Videotape. Producer shall execute such other assignments and instruments as HBO may from time to time deem reasonably necessary or desirable to evidence, maintain, protect, enforce or defend its right or title in or to any such materials. For such purpose only, HBO is hereby irrevocably appointed the attorney-in-fact of Producer to execute, verify, acknowledge and deliver any and all such assignments and instruments which Producer shall fail or refuse to execute, verify, acknowledge or deliver.

      8.    Publicity and Promotion

            (a) With respect to each Program, for information purposes and to advertise, promote and publicize such Program, any HBO highlight programming, and the services of HBO (but not as an endorsement or indication of use of any other product or service), HBO shall have the right at any time to use, and to grant others the right to use:

                  (i) the title of each Program, Producer's name, the name of any person rendering services on or appearing in such Program, as well as Producer's and any such person's biography, photographs or likeness and recorded voice, which shall be subject to any restrictions for which the Producer shall give HBO written notice of prior to the Delivery Date for such Program; and

                  (ii) stills from each Program, photographs taken of and during the production of such Program, clips from such Program and synopses of or material from such Program.

            (b) Producer shall deliver to HBO not later than five (5) days after completion of taping of each Program a one-inch tape containing 10 to 15 minutes of clips for such Program.

            (c) Producer shall not announce, advertise, promote or publicize any Program without the prior consent of HBO, other than pursuant to Producer's exercise of its rights in accordance with Section 3, above.

            (d) Not later than ten (10) days after completing videotaping of each Program, or at such earlier time as HBO shall reasonably request, Producer shall make available at no additional expense to HBO portions of such Program (selected by HBO) for use in HBO's sole discretion in preparing on-air promotional spots for such Program. At HBO's request, Producer shall cooperate with HBO in the preparation of such on-air promotional spots and HBO shall, if in HBO's judgment time permits, consult with Producer with respect to such on-air promotional spots.

            (e) Producer shall make available to HBO within five (5) days after HBO's request therefor and in no event later than sixty (60) days prior to HBO's proposed First Exhibition of each Program (as notified by HBO to Producer), for HBO's use in connection with this Section, and at no additional cost, a reasonable number of color transparencies and black and white stills, one press kit and such other publicity and promotional materials and photographs of persons appearing in such Program as are available or as are made available to Producer.

            (f) In addition to any rights to distribute each Program granted pursuant to Section 2 of the Agreement, HBO shall have the right, and may grant others the right in the Territory at any time to exhibit such Program and portions thereof to affiliates, potential affiliates, potential subscribers, the press, trade groups, specialized civic and community groups, and educational or other service institutions, but not to the general public, for information purposes and to advertise, promote and publicize such Program and the services of HBO.

      9.    Non-Delivery Remedies

            (a) If Producer fails to deliver the Videotape for any Program to HBO on or before the Delivery Date applicable to such Program, HBO, in addition to any other remedies it may have in law or in equity, may elect to require Producer either:

                  (i) to repay to HBO, out of first monies received by or credited to Producer in connection with, or from any exploitation of, such Program or from any insurance proceeds, any and all amounts paid to Producer pursuant to this Agreement; or

                  (ii) to repay to HBO any amounts paid to Producer pursuant to this Agreement which have not been expended by Producer on the actual production of such Program by such termination date. Producer shall account to HBO in writing within ten (10) days of such termination for any amounts so expended. In such event, Producer shall promptly deliver all elements of such Program produced by such date and all appropriate licenses of rights in such elements to HBO. HBO shall be the sole licensee of such elements on the same terms and conditions of this Agreement, except as shall be modified by the parties to compensate HBO for any expenses incurred in connection with any additional elements produced by HBO for use in connection with completing such Program.

            (b) If Producer retains control of any Program or any elements thereof pursuant to this Section, then for the period ending one year after such termination date, Producer shall not produce, or cause or permit the production of, any television program for distribution by means of Non-Standard Television or Standard Television based on or adapted from any Program or any elements thereof, without giving HBO the first opportunity to enter into an agreement with Producer therefor on terms and conditions at least as favorable to HBO as those offered to or by Producer to or by any third party. HBO shall have ten
(10) business days from the date of receipt of written notice from Producer of any such offer (containing full details in regard thereto) in which to accept or reject said offer. If HBO fails to accept the same within such ten business days, then and only then shall Producer be free to enter into such agreement with said third party. If Producer does not enter into such agreement, this Subsection (b) shall apply to any subsequent offer received or made by Producer during said one year period. HBO's failure to accept any offer shall not constitute a waiver of first refusal with respect to subsequent offers.

      10.   Insurance

            (a) Producer shall (at its own cost and expense) procure and maintain, at all times during the production of each

Program the following insurance policies (each of which shall name HBO as a named insured and shall be issued by an insurance company reasonably acceptable to HBO):

                  (i) workmen's  compensation  insurance adequate to comply with all statutory requirements covering all persons employed by Producer in connection with the Program, including if applicable, foreign worker's compensation insurance (which policy shall include an employer liability endorsement and a repatriation expense rider);

                  (ii) public liability insurance (including coverage for owned and hired vehicle liability and hired aircraft liability, if aircraft is to be used in connection with the production of the Program) having a combined single limit of at least $1,000,000, per occurrence and $2,000,000 in the aggregate, for bodily injuries to any number of persons arising out of the same accident and for property damage; and

                  (iii) insurance (with a limit not less than the Program production budget) covering (A) the theft, destruction or loss of the Videotape;
(B) the theft, destruction or loss of props, sets, wardrobe having a minimum limit of the aggregate budgeted amount for such items; (C) the theft, destruction or loss of all miscellaneous equipment having a minimum amount equal to the replacement value of all equipment owned, rented, leased or loaned; (D) additional expense having a minimum limit reasonably satisfactory to cover all out of pocket expenses resulting from such a loss; (E) third party property damage having a minimum limit of $250,000; (F) videotape; and (G) faulty stock, camera and processing, having a minimum limit reasonably satisfactory to cover all out-of-pocket expenses resulting from such loss.

            (b) Producer shall (at its own cost and expense) procure and maintain in full force and effect standard produce's liability (errors and omissions) insurance issued by a nationally recognized insurance carrier acceptable to HBO covering each Program with minimum limits of at least one million dollars ($1,000,000) for any claim arising out of a single occurrence and three million dollars ($3,000,000) for all claims in the aggregate (the "E and O Insurance"). Such E and O Insurance:

                  (i) shall be written on either (A) an occurrence basis, remaining in full force and effect during a period of two (2) years commencing on the First Exhibition for such Program, or (B) a claims-made basis, covering any claims made at any time during the twelve (12) month period commencing on the First Exhibition for such Program;

                  (ii)  may not be canceled without sixty (60)
days prior written notice to HBO;

                  (iii) shall not carry a deductible larger than ten thousand dollars ($10,000) unless otherwise approved by HBO;

                  (iv) shall cover the content of such Program and the title thereof, including without limitation, Producer's representations and warranties as set forth in subsections 12(a) and (b), below, and such coverage shall be so stated on the certificate of insurance; and

                  (v) shall name HBO as an additional insured, its parent, subsidiaries and related companies, its licensees and affiliates and its officers, directors, agents and employees.

            (c) Producer shall deliver to HBO valid insurance certificates (in form and substance reasonably satisfactory to HBO) evidencing the insurance coverage required hereby. Upon any cancellation of any insurance policy required hereby, and prior to the effective date thereof, Producer shall deliver replacement insurance to HBO issued by an insurance company acceptable to HBO.

      11.   Credits

            Each Videotape delivered to the Laboratory shall contain only one opening credit stating "CINEMAX Presents" and a final closing credit stating "This Has Been A CINEMAX Presentation." No Program shall contain any commercial announcements and any promotional or commercial credits. The closing credits shall not include any logos (other than Producer's non-animated logo), graphics, photographs, addresses, telephone numbers or voice-over mentions. No Program shall contain any visual or audio promotional credits for the sale or distribution of any Consumer Video Devices of the Program. HBO shall receive a credit on the packaging of all Consumer Video Devices of any Program as follows:
"As First Seen on CINEMAX." Producer shall use its best efforts to ensure that such a credit is also included on all paid advertising for any such Consumer Video Devices of a Program.

      12.   Producer's Representations, Warranties and Covenants

            Producer hereby warrants, represents and covenants to HBO as follows:

            (a) No Program nor any element thereof shall violate the right of privacy or publicity of, or defame, or violate the copyright, trademark or service mark, common law or other right (including, without limitation, any literary, dramatic, comedic, musical or photoplay right) of any person, firm or corporation or violate any other applicable law.

            (b) (i) Producer has the right to enter into this Agreement, to grant the rights herein granted and to perform fully all of its obligations and agreements hereunder. Producer shall employ or engage writers who shall be the sole authors of each Script and of all the material contained therein. All such material shall be wholly original with such writers, and not copied in whole or in part from any other work, or is duly licensed or is in the public domain. Producer will enter into appropriate written agreements with all third parties providing work in connection with each Program, which agreements shall provide that such work is a work made for hire. Producer has acquired all rights necessary to Producer's grant of rights to HBO hereunder and Producer is the sole owner of all such rights, (and will at HBO's request deliver to HBO copies of all such documents as evidence of Producer's acquisition of such rights) including, without limitation, all copyrights, music synchronization rights, still photo, film or videotape footage licenses or other appropriate licenses of all elements of each Program or such constituent elements are owned by Producer or are in the public domain.

                  (ii) Producer shall furnish to HBO, prior to delivery of each Videotape, a Music Cue Sheet, setting forth with respect to each Composition such Composition's running time, composer, publisher and performing rights society.

            (c) With respect to each Composition, the non-dramatic musical performing rights necessary for exhibition of each Program hereto are: (i) controlled by American Society of Composers, Authors and Publishers ("ASCAP") or SESAC, (ii) in the public domain or (iii) owned by or licensed to Producer. HBO may replace any musical composition in any Program if at any time during the Copyright Term a performance license from any such performing rights society for such Composition cannot be obtained or maintained as may be necessary for HBO's distribution of such Program hereunder.

            (d) The credits contained in each Program are complete and accurate and omit no party or entity entitled to any credit for providing services on such Program, nor is any credit provided therein inaccurate, improper or insufficient.

            (e) Producer shall cause to be conducted a copyright and trademark clearance search of the title of each Program and that pursuant to such search such title is available for use for the Program by means of Non-Standard Television, Standard Television and Ancillary Uses in the Territory.

            (f) None of the rights herein granted to HBO has been transferred to any third party; said rights are free of any liens, claims and encumbrances whatsoever in favor of any other party; and said rights have not been in any way limited, diminished or impaired. There are no claims, litigation or other proceedings pending or threatened which would adversely affect HBO's rights hereunder.

            (g) Producer shall announce, or cause to be announced, at each place where videotaping will occur, that such videotaping is occurring and will notify any audience there present that they may be seen on the Program.

            (h) Each Videotape shall be delivered by Producer to HBO in accordance with the Production Packet and shall be delivered on or before the Delivery Date for each Program.

            (i) Program has obtained from all persons appearing in each Program a release form, signed by each such person (and if a minor, also a parent or legal guardian), such release form to be complete and to include all conditions and statements necessary for HBO's full enjoyment and enforcement of its distribution and promotion rights hereunder. HBO shall have the right to review and approve any such release form, upon request.

      13.   HBO's Warranties

            HBO hereby represents and warrants to Producer that it has the right to enter into this Agreement and perform all of its obligations hereunder.

      14.   Indemnification

            (a) Producer assumes liability for, and hereby agrees to indemnify, defend, protect, save and hold harmless HBO from and against any and all claims, actions, suits, costs, liabilities, judgments, obligations, losses, penalties, expenses or damages (including, without limitation, reasonable legal fees and expenses whether or not incurred in the course of litigation and whether or not incurred by HBO in enforcing the terms of this Agreement against Producer) of whatsoever kind and nature imposed on, incurred by or asserted against HBO, arising out of any breach or alleged breach by Producer of any representation, warranty, covenant or obligation made by Producer pursuant to the Agreement.

            (b) HBO assumes liability for, and hereby agrees to indemnify, defend, protect, save and hold harmless Producer from and against any and all claims, actions, suits, costs, liabilities, judgments, obligations, losses, penalties, expenses or damages (including, without limitation, reasonable legal fees and expenses whether or not incurred in the course of litigation and whether or not incurred by Producer in enforcing the terms of this Agreement against HBO) of whatsoever kind and nature imposed on, incurred by or asserted against Producer, arising out of any breach or alleged breach by HBO of any representation, warranty, covenant or obligation made by HBO pursuant to the Agreement.

            (c)   To seek or receive indemnification hereunder:

                  (i) the party seeking indemnification must have promptly notified the other of any claim or litigation of which it is aware to which the indemnification relates; and

                  (ii) the party seeking indemnification must have afforded the other the opportunity to control with counsel retained at the indemnifying party's cost and expense, any compromise, settlement, litigation or other resolution or disposition of such claim or litigation.

      15.   Independent Contractors

            Producer and HBO are independent contractors with respect to each other. Nothing herein shall create any association, partnership, joint venture or agency relationship between them. Producer shall be fully responsible for all persons employed by Producer in connection with Producer's performance hereunder, including, without limitation, responsible for all compensation, withholding taxes, worker's compensation insurance and other required payments in connection with such employees, except as otherwise specifically and explicitly provided herein.

      16.   Confidentiality

            Neither Producer nor HBO shall disclose to any third party (other than its respective employees, in their capacity as such), any information with respect to the financial terms of this Agreement except: (a) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event the party making such disclosure shall seek confidential treatment of such information; (b) as part of its normal reporting or review procedure to its parent company, its auditors, its attorneys and to profit participants (and said parent company, auditors, attorneys and profit participants agree to be bound by the provisions of this Section) and (c) in order to enforce its rights pursuant to this Agreement. Any third party disclosing such information hereunder shall give the other party hereto written notice of the nature and scope of such disclosure, and the justification therefore pursuant to this Section as promptly as possible and in any event reasonably prior to any such disclosure being made.

      17.   Remedies

            (a) If HBO breaches any provisions of this Agreement, the damage, if any, caused Producer thereby will not be irreparable or otherwise sufficient to entitle Producer to injunctive or other equitable relief. Producer's rights and remedies in any such event shall be strictly limited to the right, if any, to recover damages in an action at law. Producer shall not be entitled by reason of any such breach to rescind this Agreement, or to restrain HBO's exercise of any of the rights granted to HBO hereunder, or to enjoin or restrain the distribution or exhibition of any version of the Program hereunder, or any advertising, publicity or promotion in connection therewith. All remedies, rights, undertakings, obligations and agreements contained in the Agreement shall be cumulative and none thereof shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

            (b)  Producer  acknowledges  and agrees  that HBO's  reputation  and success depend upon its ability to offer subscribers premium quality entertainment which is not available on any other programming service during a certain period as set forth herein, that each Program is an example of such premium quality entertainment and that a breach by Producer of any provision of this Agreement would cause HBO irreparable injury and damage. Producer, therefore, agrees that in addition to any other right injunctive and other equitable relief against Producer to prevent any breach of any aforesaid provision by Producer. Resort by HBO to equitable relief, however, shall not be construed as a waiver by HBO of any other rights or remedies HBO may have against Producer for damages or otherwise.

      18.   Claims

            If HBO receives any claim for any Program that is inconsistent with any of the representations, warranties and covenants made by Producer herein, and HBO, in its sole discretion, deems itself placed in jeopardy of suffering any liability as a result of such claim, HBO may notify Producer in writing thereof and containing the full details of such claim as then known to HBO. Thereafter, until the claim has been finally adjudicated or settled, HBO, in its sole discretion, in addition to and without prejudice to any other right or remedy HBO may have in law or in equity or under this Agreement, may withhold all monies becoming due or payable to Producer pursuant to this Agreement, such amount to be reasonably related to the amount of such claim. Upon the final adjudication, settlement or other final disposition of such claim, HBO shall disburse all such withheld funds to Producer or to any other party entitled thereto, in accordance with the terms of any such adjudication, settlement or other final disposition. Notwithstanding the foregoing, in the event that (i)
HBO has received a claim relating to any Program and has resultantly withheld monies due or payable to Producer, (ii) such claim has not become an action within six (6) months of the first withholding by HBO of monies due or payable to Producer and (iii) HBO is not then in settlement discussions regarding such claim, HBO shall disburse all such withheld funds to Producer.

      19.   Severability

            Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation contrary to which the parties hereto have no legal right to contract, such statute, law, ordinance, order or regulation shall prevail; provided, that, in such event (a) the provision of this Agreement so affected shall be limited only to the extent necessary to permit compliance with the minimum legal requirement, (b) no other provisions of this Agreement shall be affected thereby, and (c) all such other provisions shall continue in full force and effect. The parties shall negotiate in good faith to replace any invalid, illegal, or unenforceable provision (the "Invalid Provision") with a valid provision, the effect of which comes as close as possible to that of the Invalid Provision.

      20.   Miscellaneous

            (a) Notices All notices and other communications between the parties hereto shall be in writing and shall be deemed received when delivered in person, by telex or telegram, or five (5) days after deposited in the United States mails, postage prepaid, certified or registered mail addressed to the other party at the address set forth below (or at such other address as such other party may supply by written notice):

            Producer ("Producer's Address"):

            Wombat Productions, a division of CorTech Communications, Inc. 250 West 57th Street
            Suite 2421
            New York, NY 10019

            Attention:  Gene Feldman

            cc:   Devillier-Donegan Enterprises, Inc.
                  1608 New Hampshire Avenue, N.W.
                  Washington, D.C. 20009

            HBO:

            Home Box Office, Inc.
            1100 Avenue of the Americas
            New York, NY 10036

            Attention:  Senior Vice President, Business Affairs

            cc:   Senior Vice President and General Counsel

            (b) Further Documents Each party hereto shall execute any and all further documents or instruments which either party hereto may deem reasonably necessary and proper to carry out the purposes of this Agreement.

            (c) Prior Agreements, Waivers, and Amendments This Agreement contains the full and complete understanding among the parties hereto, supercedes all prior agreements and understandings, whether written or oral pertaining thereto and cannot be modified except by a written instrument signed by each party hereto. No waiver of any term or condition of this Agreement shall be construed as a waiver of any other term or condition; nor shall any waiver of any default under this Agreement be construed as a waiver of any other default.

            (d) Headings, Titles The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

            (e) Governing Law This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts entered into and to be fully performed therein.

            (f) Assignments Producer shall not assign any of its rights or obligations hereunder without the prior written consent of HBO, and any purported assignment without such prior written consent shall be null and void and of no force and effect.

            (g) Survival All representations and warranties contained herein or made by Producer in connection herewith shall survive any independent investigation made by HBO and the execution, delivery, suspension and termination of this Agreement or any provision hereof.

            (h) Reservation of Rights Any rights to the Programs which are not expressly granted to HBO pursuant to the terms hereof are reserved by, and remain with, Producer.

      IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement as of the date first written above.

                                    HOME BOX OFFICE, INC.


March 7, 1990                             By _____________________
Date                                Name:
                                    Title: Vice President


                                    WOMBAT  PRODUCTIONS,  a division  of CorTech
                                      Communications, Inc.


February 16, 1990                   By ______________________
Date                                Name:
                                    Title: President

                                                      EXHIBIT I

                  Memorandum of Exclusive Rights

               KNOW ALL PERSONS BY THESE PRESENTS:

      In consideration of Ten Dollars, receipt of which is hereby acknowledged, paid by Home Box Office, Inc. ("HBO"), and for other good and valuable consideration, the undersigned ("Producer") does hereby grant, assign and license to HBO, its successors and assigns, the exclusive rights to distribute the television program tentatively entitled "CRAZY ABOUT THE MOVIES:
_______________" (the "Program") for exhibition by means of Non-Standard Television, Standard Television and Ancillary Uses throughout the Territory, in perpetuity.

            Producer  shall  not  cause,   authorize,   license  or  permit  any
distribution, promotion, publicity or advertisement of the Program, or any portion thereof, in any form:

                  (i) in the Territory, by means of Consumer
Video Devices, until six (6) months after the First Exhibition;

                  (ii) outside the Territory, by means of
Consumer Video Devices, until six (6) months after the First
Exhibition;

                  (iii)  outside  the  Territory,   by  means  of   Non-Standard
Television, Standard Television, Non-Theatrical Distribution or Ancillary Uses, until one (1) day after the First Exhibition.

                  "Non-Standard Television" means any and all forms of television exhibition, whether now existing or developed in the future, other than exhibitions by means of Standard Television, Consumer Video Devices and Non-Theatrical Distribution. Non-Standard Television shall include, without limitation, exhibition by means of cable, wire or fiber of any material, "over-the-air pay" or STV in any frequency band, any and all forms of regular or occasional scrambled broadcast for taping, master antenna, satellite master antenna, low power television, closed-circuit television, tape, cassette and disc distribution (excluding Consumer Video Devices), video jukebox distribution, single and multi-channel multi-point distribution service, direct to TVRO satellite transmission, and radio (for purposes of simulcasts only), all on a subscription, pay-per-view, license, rental, sale or any other basis.

                  "Standard Television" means television distributed by a UHF or VHF television broadcast station, the video and audio portions of which are intelligibly receivable without charge by means of standard home roof-top or television set built-in antennas.

                  "TVRO" means a television earth station capable of receiving satellite transmissions.

                  "Ancillary Uses" means any and all means of distribution of the Program other than Non-Standard Television, Standard Television, Consumer Video Devices and Non-Theatrical Distribution; Ancillary Uses include, without limitation, film in all gauges, theatrical motion picture exhibition, publications, merchandising, commercial tie-ups, sound recordings, and radio broadcasts (other than simulcasts).

                  "Consumer Video Devices" means any form of video device, now existing or hereafter devised, including video discs and video cassettes for exhibition by means of playback device causing a visual image of the Program on the screen of a television receiver or any comparable device on video disc or video cassette players or other similar devices whether now existing or hereafter developed, located in consumer homes, including, without limitation, distribution for sale or rent, on a retail, subscription, club, mail order or other direct consumer basis.

                  "Non-Theatrical Distribution" means distribution of the Program by any means or method to educational, institutional organizations, airlines for in-flight and trains for in-transit distribution, ships-at-sea, remote corporate locations and U.S. military bases.

                  "Exhibition Day" means any 24-hour period during which the Program is exhibited by means of Non-Standard Television one or more times at the location and on the program service in question.

                  "First Exhibition" means the first HBO authorized Non-Standard Television exhibition of the Program.

                  "Territory" means the United States and Canada and their respective territories, possessions and commonwealths.

      IN WITNESS WHEREOF, the undersigned has caused these presents to be signed by its duly authorized officer on the 16th day of February, 1990,

                                    WOMBAT  PRODUCTIONS,  a division  of CorTech
                                      Communication, Inc.


                                    By /s/ Gene Feldman


STATE OF NEW YORK )
                        :  ss. :
STATE OF NEW YORK )

      On the 16th day of February, 1990 before me personally came Gene Feldman, to me known, who, being by me duly sworn, did depose and say that he resides at 250 West 57th Street, New York City; that he is the President of Wombat Productions, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the board of directors of said corporation.


                                    Robert I. Freedman
Notary Public